EXHIBIT 2.1

Plan of Merger

Certificate of Merger

For
Florida Limited Liability Company

The following Certificate of Merger is submitted to merge the following Florida Limited Liability Company(ies) in accordance with s. 608.4382, Florida Statutes.

FIRST: The exact naine, form/entity type, and jurisdiction for each merging party are as follows:

Name	Jurisdiction	Form/Entity Type

Statewide Life and Health, LLC	Florida	LLC

SECOND: The exact name, form/entity type, and jurisdiction of the surviving party are as follows:

Name	Jurisdiction	Form/Entity Type

Statewide Insurance Marketing	Florida	LLC

THIRD: The attached plan of merger was approved by each domestic corporation, limited liability company, partnership and/or limited partnership that is a party to the merger in accordance with the applicable provisions of Chapters 607, 608, 617, and/or 620, Florida Statutes.

FOURTH: The attached plan of merger was approved by each other business entity that is a party to the merger in accordance with the applicable laws of the state, country or jurisdiction under which such other business entity is formed, organized or incorporated.

FIFTH: If other than the date of filing, the effective date of the merger, which cannot be prior to nor more than 90 days after the date this document is fled by the Florida Department of State:

SIXTH: If the surviving party is not formed, organized or incorporated under the laws of Florida, the survivor's principal office address in its home state, country or jurisdiction is as follows:

SEVENTH: If the survivor is not formed, organized or incorporated under the laws of Florida, the survivor agrees to pay to any members with appraisal rights the amount, to which such members are entities under ss,608.4351-608.43595, F.S.

EIGHTH: If the surviving party is an out-of-state entity not qualified to transact business in this state, the surviving entity:

a.) Lists the following street and mailing address of an office, which the Florida Department of State may use for the purposes of s. 48.181, F.S., are as follows:

Street address

Mailing address:

b.) Appoints the Florida Secretary of State as its agent for service of process in a proceeding to enforce obligations of each limited liability company that merged into such entity, including any appraisal rights of its members under ss.608.4351-608.43595, Florida Statutes.

NINTH: Signature(s) for Each Party:

Name of Entity/Organization:	Signature(s)	Typed or Printed Name of Individual:

Statewide Life and Health, LLC		Diana Palladino

Statewide Life and Health, LLC		Daniel Mignone

Statewide Insurance Marketing		Lauren Palladino

Statewide Insurance Marketing		Daniel Mignone

Corporations:

Chairman, Vice Chairman, President or Officer

(If no directors selected, signature of incorporator.)

General partnerships:

Signature of a general partner or authorized person

Florida Limited Partnerships:

Signatures of all general partners Non-Florida Limited Partnerships:   Signature of a general partner

Limited Liability Companies:

Signature of a member or authorized representative

Fees: For each Limited Liability Company:

$25.00

For each Corporation:

$35.00

For each Limited Partnership:

$52.50

For each General Partnership:

$25.00

For each Other Business Entity:

$25.00

Certified Copy (optional):

$30.00

PLAN OF MERGER

The following Plan of Merger is adopted by and between Statewide Life and Health Agency, LLC, a Florida limited liability company (“Agency”) and Statewide Insurance Marketing LLC, a Florida limited liability company (“Marketing”), in compliance with Florida law:

First: The name and jurisdiction of the Surviving Corporation is:

Name

Jurisdiction

Entity Type

Statewide Insurance Marketing LLC

Florida

limited liability company

Second: The name and jurisdiction of the merging corporation is:

Name

Jurisdiction

Entity Type

Statewide Life and Health Agency, LLC

Florida

limited liability company

Third: The information contained in the Certificate of Merger filed with the Department of State of the State of Florida and is hereby incorporated by reference into this Plan of Merger.

Fourth: The terms and conditions of the merger are as follows:

Agency shall be merged with and into Marketing (the “Merger”) and Marketing shall be the surviving company (hereinafter occasionally referred to as the “Surviving Company”). The Merger shall become effective upon the date and time when this Agreement is made effective in accordance with applicable laws and the Certificate of Merger are accepted by the Department of State of the State of Florida (the “Effective Time”).

At the Effective Time, the separate entity existence of Agency shall cease, and the Surviving Company shall possess all the rights, privileges, powers and franchises of a public and private nature of Agency.

The persons who are managers of the Surviving Company shall remain the same.

Fifth: The manner and basis of converting the membership interests of Agency into equity interest in the Surviving Company or, in whole or in part, into cash or other property are as follows:

By virtue of the Merger and without any action on the part of the sole member of Agency, all the membership interests of Agency shall be converted into the right by the sole member of Agency to receive a fifty percent (50%) membership interest in the Surviving Company. The membership interests of the members of the Surviving Company shall be diluted by fifty percent (50%).

Sixth: If at any time Agency shall consider or be advised that any further assignment or assurances in law are necessary or desirable to vest or to protect or confirm of record in the Surviving Company the title to any property or rights of Agency or to otherwise carry out the provisions hereof, the manager of Agency as of the Effective Time, shall execute and deliver any and all proper assignments and assurances in law, and do all things necessary and proper to vest, perfect or confirm title to such property or rights in the Surviving Company and to otherwise carry out the provisions hereof.

Seventh: This Plan of Merger has been approved by, and the execution and delivery thereof authorized by, the sole member and the [manager/s] of Agency and the sole member and sole manager of the Surviving Company.

Eighth: The merger is permitted under the laws of the State of Florida, and is not prohibited by the by the Articles of Organization and Limited Liability Company Operating Agreement of Agency or Surviving Company.

Ninth: This Plan of Merger may be executed in any number of counterparts, each of which shall constitute an original hereof and when all such counterparts are taken together, they shall be deemed to be one and the same instrument. Signatures of a party to this Plan of Merger which are sent to the other parties to this Plan of Merger by facsimile transmission shall be binding as evidence of acceptance of the terms hereof or thereof by such signatory parties, with originals to be circulated to the other party in due course.

[Signatures on Following Page]

IN WITNESS WHEREOF, the undersigned Sole Member and the Managers of Statewide Insurance Marketing LLC have executed this Written Consent this 8th day of December, 2011.